UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

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SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Jason Aintabi

Richard A. Anicetti

Steven H. Baer

R. Chris Kreidler

Frank Lazaran

James J. Martell

Sandra E. Taylor

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 17, 2018, Blackwells issued the following press release:

Blackwells Issues Open Letter to Supervalu Board of Directors
in Response to Continued Value Destruction and Entrenchment

NEW YORK – May 17, 2018 – Blackwells Capital LLC (together with its affiliates, “Blackwells Capital” or “Blackwells”), an alternative investment management firm and one of the largest shareholders of Supervalu Inc. (NYSE: SVU) (the “Company”) with an approximate 5.2% ownership interest, today issued the following open letter to the Company’s Board of Directors, in response to its continued refusals to engage in good faith over proposals to reverse the continued destruction of shareholder value.

The full text of the letter is below:

A LETTER TO THE SUPERVALU BOARD OF DIRECTORS

May 17, 2018

To the Board of Directors of Supervalu Inc.,

We believe there is significant value in Supervalu’s assets, people and business relationships. But, after years of continuous value destruction, as a result of what in our view has been a misguided and haphazard strategy overseen by this Board, we are compelled to drive change that unlocks value for the benefit of all of Supervalu’s shareholders.

Our repeated, good-faith attempts over the past eight months to engage management and this Board about specific ways to reverse the Company’s precipitous decline in value have been consistently and systematically rejected, and this continues today. The Company has reacted to our suggestions with what believe are ineffective half measures. With the share price still trading near six-year lows after the recent fourth quarter earnings, it is more evident than ever that the markets have lost all confidence in Supervalu’s current strategy, and in a Board that does not lead, but simply reacts.

In order to unlock value for all shareholders, as we have previously expressed, the Company must change fundamentally, beginning at the Board level. In March, we privately notified you that we intend to nominate six exceptionally talented, independent candidates, who each bring desperately needed experience in retail and wholesale grocery, logistics, sustainability and corporate turnarounds, as well as fresh perspectives for your boardroom. Rather than enter into a constructive discussion, however, this Board preemptively publicized (only part of) our nomination notice, mischaracterizing our intentions and our rights as a shareholder.

Nevertheless, Blackwells has continued in its attempt to constructively engage the Company, proposing reasonable changes to strengthen this Board for the benefit of all Supervalu shareholders. Again, rather than engage constructively or even sit down directly with our nominees, this Board responded with an empty gesture – over one month after we submitted director nominations – to have two of our six nominees “screened” by your executive search firm, presumably as part of a self-selecting board refresh.

Meanwhile, the Company has yet to give shareholders notice or set a record date for the Supervalu annual meeting, which typically occurs in mid-July. Why has this not happened yet? Does this Board seriously intend to disenfranchise not just Blackwells but all of the Company’s shareholders?

The current Board’s preference for entrenchment over direct engagement is unacceptable, as many other shareholders will concur. We believe shareholders recognize reactive half measures, or hollow self-selected board “refreshes” the same way we do – as defensive steps taken by a comfortably ensconced board, while the Company’s value and options further erode.

Instead, we continue to strongly encourage you to engage with your shareholders. Enter into constructive discussions about ways to strengthen this Board. Take the time to meet with each of our extraordinary board nominees. Fulfill your fundamental duties by scheduling an annual meeting. Procrastination, delay tactics and defensive half measures are elements that got us to where we are, not to where we should be. Stop the value destruction for the benefit of all shareholders.

If not, we are determined to provide every Supervalu shareholder with the last say at the upcoming annual meeting. There they will have what we believe is a clear choice: between the status quo, with an entrenched Board that has proven itself unable to set a winning strategy, or a slate of highly qualified, independent board candidates who are prepared and committed to unlock value for all shareholders.

Sincerely,

/s/ Jason Aintabi

Jason Aintabi

Managing Partner

Blackwells Capital LLC

About Blackwells Capital

Blackwells Capital is an alternative investment manager dedicated to global fundamental and special situation investing across capital structures. Founded in 2016 by Jason Aintabi, its Managing Partner, Blackwells’ investment approach is research-intensive, value-oriented and concentrated.

Blackwells Capital LLC (“Blackwells Capital”), together with the other participants named herein (collectively, “Blackwells”), intends to file a preliminary proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of Supervalu Inc., a Delaware corporation (the “Company”).

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT AND GREEN PROXY CARD WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI, ATTN: MIKE VERRECHIA AT 800-662-5200 OR VIA E-MAIL AT: BLACKWELLS@MORROWSODALI.COM.

The participants in the proxy solicitation are Blackwells Capital, Jason Aintabi, Richard A. Anicetti, Steven H. Baer, R. Chris Kreidler, Frank Lazaran, James J. Martell and Sandra E. Taylor (collectively, the “Participants”).

As of the close of business on May 16, 2018, Blackwells Capital beneficially owns 1,605,865 shares of common stock, $0.01 par value (the “Common Stock”) of the Company, including 666,300 shares underlying currently exercisable call options. Mr. Aintabi, as the managing partner of Blackwells Capital, may be deemed the beneficial owner of the 1,605,865 shares of Common Stock beneficially owned directly by Blackwells Capital. In addition, as of the close of business on May 16, 2018, Mr. Aintabi beneficially owns directly 383,405 shares of Common Stock, including 278,300 shares underlying currently exercisable call options. As of the close of business on May 16, 2018, none of Messrs. Anicetti, Baer, Kreidler, Lazaran, Martell or Ms. Taylor own any shares of Common Stock.

Contacts

Investors:

Morrow Sodali

Mike Verrechia

800-662-5200

Blackwells@morrowsodali.com

Media:

Gagnier Communications

Dan Gagnier / Jeffrey Mathews / Patrick Reynolds

646-569-5897